EXHIBIT 99.1

Contact:	Aaron's, Inc.	SCR Partners
	Sharon J. Lawrence	Jeff Black
	Vice President, Finance	615.760.3679
	678.402.3000	JBlack@scr-ir.com

Aaron's, Inc. Reports Third Quarter 2015 Results

•	Total Revenues of $767.7 Million, up 10%

•	Progressive Revenues of $266.0 Million, up 47%

•	Net Earnings of $24.2 Million; GAAP Diluted EPS of $.33

•	Non-GAAP Diluted EPS of $.39

ATLANTA, October 30, 2015 - Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three and nine months ended September 30, 2015.
For the third quarter of 2015, revenues increased 10% to $767.7 million compared with $698.4 million for the third quarter of 2014. Net earnings increased to $24.2 million versus $9.3 million in the prior year period. Diluted earnings per share were $.33 compared with $.13 for the same quarter last year. EBITDA for the quarter was $62.0 million compared with $44.4 million a year ago.
On a non-GAAP basis, net earnings for the third quarter of 2015 were $28.6 million compared with $28.2 million for the same period in 2014, and earnings per share assuming dilution was $.39 in both periods. In 2015, non-GAAP net earnings and diluted earnings per share exclude the effects of amortization expense resulting from the 2014 acquisition of Progressive. In 2014, in addition to Progressive amortization, non-GAAP results exclude the effects of certain one-time Progressive transaction costs, executive and other special retirement expenses, a regulatory item, financial advisory and legal costs related to addressing strategic matters and restructuring charges related to store closures. See “Use of Non-GAAP Information” and the related non-GAAP reconciliation accompanying this press release.
“While we delivered positive revenue and EBITDA growth, the third quarter was challenging in several respects,” said John Robinson, Chief Executive Officer. “Solid revenue growth at Progressive and continued expense control at our core stores was partially offset by lower than expected EBITDA at Progressive and negative same store revenues in the core segment.”
“Progressive's revenues rose 47% over the same quarter last year. We added retailers to our pipeline in the third quarter and remain excited about our growth opportunities. Gross margin improved in the quarter, however, we experienced higher bad debt expense and merchandise write offs due to a temporary interruption of certain data attributes we use to approve leases, as well as software issues that delayed our ability to identify and begin collections on certain delinquent accounts. We believe these issues have been resolved and will not have a meaningful impact on future results.”
“Core earnings and EBITDA improved in the third quarter as our cost reductions continued to offset a challenging revenue environment. We are confident that future results will reflect the strong growth prospects of Progressive and improved execution across our business,” Mr. Robinson concluded.
Financial Summary
During the first nine months of 2015, revenues increased 21.2% to $2.359 billion compared with $1.946 billion for the first nine months of 2014. Net earnings were $114.0 million versus $56.1 million last year. Diluted earnings per share were $1.56 compared with $.77 per share a year ago.
EBITDA for the Company increased 56.1% to $255.5 million for the nine months of 2015 compared with EBITDA of $163.7 million for the same period a year ago. On a non-GAAP basis, net earnings for the first nine months of 2015 were $126.6 million compared with $93.6 million for the same period in 2014, and earnings per share assuming dilution were $1.73 compared with $1.29 a year ago.
Aaron's Inc., which includes Progressive, had 1,521,000 customers at the end of September 2015 versus 1,431,000 last year, a 6.3% increase. The Company generated $213.3 million in cash from operations during the first nine months of 2015 and ended the third quarter of 2015 with $66.9 million in cash compared with $3.5 million at the end of 2014. Debt was reduced to $494.2 million at September 30, 2015 from $606.1 million at December 31, 2014.
On October 15, 2015 the Company closed on the previously announced acquisition of Dent-A-Med, Inc. Dent-A-Med's financial results will be consolidated with the Company's in future periods.
Core Results
Revenues of the Aaron's Sales & Lease Ownership division decreased 3.1% in the third quarter of 2015 to $486.1 million compared with $501.7 million in revenues in the third quarter of 2014. Sales and lease ownership revenues for the first nine months of 2015 decreased 3.1% to $1.535 billion compared with $1.584 billion for the same period a year ago.
HomeSmart division revenues were $15.1 million in the third quarter of 2015, a 3.2% decrease from $15.6 million in the third quarter of 2014. HomeSmart revenues for the first nine months of 2015 were $47.5 million versus $48.9 million for the same period a year ago, a 2.9% decrease.
EBITDA for the core business for the three and nine months ended September 30, 2015 was $43.7 million and $172.9 million, respectively. As a percentage of revenues, EBITDA was 8.7% for the three months and 10.9% for the first nine months of 2015 compared to 5.0% and 8.0% for the same periods a year ago. Margin improvement in the core business was driven by the Company's price increases, inventory reduction, and cost initiatives. Write offs for damaged, lost or unsaleable merchandise were 4.1% of revenues in the quarter compared to 3.9% in the same period last year.
Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) decreased 4.1% during the third quarter of 2015 compared with the third quarter of 2014, and customer counts on a same store basis were down 2.8%. Company-operated Aaron's stores had 1,037,000 customers and franchised stores had 565,000 customers at the end of the quarter, a 2.6% decline in total customers from the end of the third quarter a year ago (customers of franchisees are not customers of Aaron's, Inc.).

Progressive Results
Progressive's revenues in the third quarter of 2015 increased 47.2% to $266.0 million. Revenues for the first nine months of 2015 were $773.6 million. Invoice volume per active door grew 16% in the third quarter compared to the same period a year ago. Progressive had 483,000 customers at September 30, 2015.
EBITDA for the third quarter and first nine months of 2015 was $18.3 million and $82.6 million, respectively. As a percentage of revenues, EBITDA was 6.9% for the third quarter and 10.7% for the first nine months of 2015, compared with an EBITDA margin of 10.3% for the third quarter of 2014. Write offs for damaged, lost or unsaleable merchandise were 8.5% of revenues in the third quarter compared to 7.5% in 2014.
The year-over-year change in margin was primarily due to an increase in bad debt expense and merchandise write offs that resulted from the following:

•
The impact of a temporary interruption of certain data attributes used to make our approval decisions. We lost access to the attributes in February 2015 and replaced them in April 2015. Leases generated during the period of interruption, while expected to be profitable, are charging off at higher rates than originally anticipated. Progressive’s decisioning algorithm is now operating with improved functionality and redundancy, and we expect to return to more normalized levels of bad debt expense and write offs; and

•
Software issues that occurred during a limited period of time spanning the second and third quarters of 2015. These issues failed to identify a number of accounts as being delinquent and affected our ability to begin prompt collections activities. As a result, although not material to either period, an adjustment was recorded in the third quarter to increase bad debt expense and merchandise write offs by $3.2 million.

Progressive's results of operations beginning on its acquisition date of April 14, 2014 were included in the Company's consolidated financial statements for the third quarter of 2014.
Components of Revenue
Consolidated lease revenues and fees for the third quarter and nine months of 2015 increased 11.3% and 25.6%, respectively, over the comparable prior year periods. Franchise royalties and fees decreased 1.7% in the third quarter and 4.1% for the first nine months of 2015 compared with the same periods in 2014. The decrease in the Company's franchise royalties and fees are primarily the result of a decrease in revenues of the Company's franchisees. Franchisees had revenues of $235.9 million during the third quarter and $733.7 million for the nine months of 2015, decreases of 1.8% and 2.7%, respectively, from the comparable 2014 periods. Same store revenues and customer counts for franchised stores were down 0.4% and 0.7%, respectively, for the third quarter of 2015 compared with the same quarter last year (revenues and customers of franchisees, however, are not revenues and customers of Aaron's, Inc.). Non-retail sales, which are primarily sales of merchandise to Aaron's Sales and Lease Ownership franchisees, increased 4.1% for the third quarter and 3.2% for the nine months of 2015 compared with the same periods last year.
Store Count
During the third quarter of 2015, the Company opened one Company-operated Aaron's Sales & Lease Ownership store and two franchised stores. The Company acquired 13 franchised stores and sold three Company-operated stores to franchisees. Two Company-operated and six franchised Aaron's Sales & Lease Ownership stores were closed during the quarter. The Company also completed two store swaps with third parties during the quarter and merged the acquired stores with existing locations.
At September 30, 2015, the Company had 1,218 Company-operated Aaron's Sales & Lease Ownership stores, 762 franchised Aaron's Sales & Lease Ownership stores, 82 Company-operated HomeSmart stores, and two franchised HomeSmart stores. The total number of stores open at September 30, 2015 was 2,064.
2015 Outlook
The Company is updating its EBITDA and diluted earnings per share guidance for the full year 2015. No change is being made to previously provided revenue or EBITDA guidance for the core segment. Diluted earnings per share is presented both on a GAAP basis and on a non-GAAP basis that excludes Progressive-related intangible amortization. The Company currently expects to achieve the following:

Progressive

•	No change is being made to Progressive’s full year revenue guidance; however, revenues are now expected to be at the low end of the guidance range of $1.05 billion to $1.15 billion.

•
EBITDA in the range of $103 million to $108 million compared with the previous guidance of $120 million to $130 million. Progressive expects its EBITDA margin to improve sequentially in the fourth quarter of the year.

Consolidated Results

•	EBITDA in the range of $308 million to $328 million compared with the previous guidance of $325 million to $350 million.

•	GAAP diluted earnings per share in the range of $1.79 to $1.99 compared with the previous guidance of $1.92 to $2.12.

•	Non-GAAP adjusted diluted earnings per share in the range of $2.02 to $2.22 compared with the previous guidance of $2.16 to $2.36.
Conference Call and Webcast
Aaron's will hold a conference call to discuss its quarterly financial results on Friday, October 30, 2015, at 10:00 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's Investor Relations website, investor.aarons.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site.
About Aaron's, Inc.
Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, has more than 2,000 Company-operated and franchised stores in 48 states, the District of Columbia, and Canada. Aaron's was founded in 1955, is headquartered in Atlanta and has been publicly traded since 1982. Progressive Leasing, a wholly-owned subsidiary and leading virtual lease-to-own company, provides lease-purchase solutions through more than 16,000 retail locations in 46 states. Aaron's, Inc. includes the Aarons.com, ShopHomeSmart.com and ProgLeasing.com brands. For more information, visit www.aarons.com.

Cautionary Notes Regarding Forward-Looking Statements:
This press release contains certain forward-looking statements that are intended to enjoy the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. These statements are based on management’s current expectations and plans, which involve risks and uncertainties. Forward-looking statements contained in this press release include, among other information, statements concerning the impact of the interruption in Progressive’s receipt of customer attribute data, the resolution and impact of issues relating to delinquent account classification at Progressive, management’s confidence that the Company’s future results will reflect Progressive’s growth prospects and improved execution across the Company’s businesses as well as the Company’s projected results, including statements under the heading “2015 Outlook.” You are cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  The following factors, in addition to those discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent filings with the SEC, could cause actual results to differ materially from management’s current expectations and plans as suggested by the forward-looking statements contained in this press release: interruptions in Progressive’s receipt of customer attribute data as well as other issues that could negatively impact Progressive’s algorithm used to approve customers, controls and operational issues, including those relating to the Company’s financial systems, software and other information technology disruptions, the impact of increased regulation, changes in general economic conditions, including consumer confidence and demand for certain merchandise, increased competition and pricing pressures, the impact of legal proceedings faced by the Company, costs relating to protecting customer privacy and information security more generally, challenges relating to the integration of the Progressive acquisition and a failure to realize the expected benefits of the transaction, the execution and results of our operational strategies, risks related to Progressive’s “virtual” lease-to-own business, and deteriorations in our franchisee relationships. Except as required by law, the Company undertakes no obligation to update any forward-looking information contained in this press release.

Aaron's, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Lease Revenues and Fees	$661,856	$594,455	$2,017,610	$1,606,765
Retail Sales	6,988	8,094	26,055	31,023
Non-Retail Sales	81,708	78,503	262,194	254,021
Franchise Royalties and Fees	15,574	15,838	48,069	50,147
Other	1,568	1,528	4,629	4,375
Total	767,694	698,418	2,358,557	1,946,331

Costs and Expenses:
Depreciation of Lease Merchandise	302,029	260,819	912,377	661,446
Retail Cost of Sales	4,537	5,409	17,090	19,900
Non-Retail Cost of Sales	73,567	71,403	236,882	230,537
Operating Expenses	345,514	325,148	998,989	898,963
Financial Advisory and Legal Costs	—	385	—	13,661
Progressive-Related Transaction Costs	—	371	—	6,638
Restructuring Expenses	—	6,876	—	9,140
Regulatory Income	—	(1,200)	—	(1,200)
Retirement and Vacation Charges	—	9,094	—	9,094
Other Operating Income, Net	(962)	(197)	(2,145)	(869)
Total	724,685	678,108	2,163,193	1,847,310

Operating Profit	43,009	20,310	195,364	99,021
Interest Income	483	634	1,714	2,461
Interest Expense	(5,524)	(6,162)	(17,115)	(13,174)
Other Non-Operating Expense, Net	(1,412)	(1,583)	(1,223)	(837)
Earnings Before Income Taxes	36,556	13,199	178,740	87,471

Income Taxes	12,362	3,904	64,757	31,332

Net Earnings	$24,194	$9,295	$113,983	$56,139

Earnings Per Share	$.33	$.13	$1.57	$.78
Earnings Per Share Assuming Dilution	$.33	$.13	$1.56	$.77

Weighted Average Shares Outstanding	72,586	72,340	72,558	72,350
Weighted Average Shares Outstanding Assuming Dilution	73,076	72,660	72,966	72,713

Selected Balance Sheet Data
(In thousands)
(Unaudited)

	September 30, 2015	December 31, 2014
Cash and Cash Equivalents	$66,912	$3,549
Investments	22,334	21,311
Accounts Receivable, Net	85,224	107,383
Lease Merchandise, Net	1,052,615	1,087,032
Property, Plant and Equipment, Net	212,217	219,417
Other Assets, Net	896,372	1,018,152

Total Assets	2,335,674	2,456,844

Debt	494,161	606,082
Total Liabilities	992,312	1,233,323
Shareholders' Equity	$1,343,362	$1,223,521

Selected Cash Flow Data
(In thousands)

	(Unaudited) Nine Months Ended
	September 30,
	2015	2014

Cash Provided/(Used) by Operating Activities	$213,310	$(8,661)
Cash Used by Investing Activities	(34,342)	(623,863)
Cash (Used)/Provided by Financing Activities	(115,605)	411,834

Increase (Decrease) in Cash and Cash Equivalents	63,363	(220,690)
Cash and Cash Equivalents at Beginning of Period	3,549	231,091
Cash and Cash Equivalents at End of Period	$66,912	$10,401

Use of Non-GAAP Financial Information:

This press release presents the Company's net earnings and diluted earnings per share in accordance with generally accepted accounting principles in the United States (“GAAP”) and in a format that is not in accordance with GAAP due to the exclusion of $6.6 million in Progressive-related intangible amortization expense in the third quarter of 2015 and $19.8 million for the nine months of 2015, as well as the exclusion of certain 2014 charges as presented and described in previous releases and as shown in this press release for comparative purposes.

Management regards the amortization expense relating to the Company's acquisition of Progressive as a special charge not arising out of the ordinary course of business. Management believes that presentation of net earnings and diluted earnings per share excluding this adjustment is useful because it gives investors supplemental information to evaluate and compare the Company's underlying operating performance from period to period.

Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share and the GAAP operating income of the Company's segments, which are also presented in the press release. Please refer to our Current Report on Form 8-K furnishing this earnings release to the U.S. Securities and Exchange Commission on the date hereof for further information on our use of non-GAAP financial measures.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2015	2014	2015	2014
Net Earnings	$24,194	$9,295	$113,983	$56,139
Add Progressive-Related Intangible Amortization Expense (1)(2)	4,359	7,984	12,603	13,502
Add Financial Advisory and Legal Costs (3)	—	271	—	8,768
Add Progressive-Related Transaction Cost (4)	—	261	—	4,260
Add Restructuring Expenses (5)	—	4,842	—	5,866
Add Regulatory Income (6)	—	(845)	—	(770)
Add Retirement and Vacation Charges (7)	—	6,404	—	5,837
Non-GAAP Net Earnings	$28,553	$28,212	$126,586	$93,602

Earnings Per Share Assuming Dilution	$.33	$.13	$1.56	$.77
Add Progressive-Related Intangible Amortization Expense	.06	.11	.17	.19
Add Financial Advisory and Legal Costs	—	—	—	.12
Add Progressive-Related Transaction Costs	—	—	—	.06
Add Retirement and Vacation Related Charges	—	.09	—	.08
Add Restructuring Expenses	—	.07	—	.08
Add Regulatory Income	—	(.01)	—	(.01)

Non-GAAP Earnings Per Share Assuming Dilution (8)	$.39	$.39	$1.73	$1.29

Weighted Average Shares Outstanding Assuming Dilution	73,076	72,660	72,966	72,713

(1)	Net of taxes of $2,228 for the three months and $7,160 for the nine months ended September 30, 2015 calculated using the effective tax rate for the three and nine months ended September 30, 2015.

(2)	Net of taxes of $3,354 for the three months and $7,535 for the nine months ended September 30, 2014 calculated using the effective tax rates for the three and nine months ended September 30, 2014.

(3)	Net of taxes of $114 for the three months and $4,893 for the nine months ended September 30, 2014 calculated using the effective tax rates for the three and nine months ended September 30, 2014.

(4)	Net of taxes of $110 for the three months and $2,378 for the nine months ended September 30, 2014 calculated using the effective tax rates for the three and nine months ended September 30, 2014.

(5)	Net of taxes of $2,034 for the three months and $3,274 for the nine months ended September 30, 2014 calculated using the effective tax rates for the three and nine months ended September 30, 2014.

(6)	Net of taxes of $2,690 for the three months and $3,257 for the nine months ended September 30, 2014 calculated using the effective tax rates for the three and nine months ended September 30, 2014.

(7)	Net of taxes of $355 for the three months and $430 for the nine months ended September 30, 2014 calculated using the effective tax rates for the three and nine months ended September 30, 2014.

(8)	In some cases the sum of individual EPS amounts may not equal total EPS calculations.

Aaron's, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)
(Unaudited)

Three Months Ended September 30, 2015
	Sales & Lease Ownership	Progressive	HomeSmart	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$24,194
Income Taxes	—	—	—	—	—	—	12,362
Earnings Before Income Taxes	32,348	5,617	(335)	11,327	349	(12,750)	36,556
Interest Expense	1,950	5,556	213	—	5	(2,200)	5,524
Depreciation	7,169	572	612	358	396	3,778	12,885
Amortization	419	6,587	12	—	—	—	7,018
EBITDA	$41,886	$18,332	$502	$11,685	$750	$(11,172)	$61,983

Three Months Ended September 30, 2014
	Sales & Lease Ownership	Progressive	HomeSmart	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$9,295
Income Taxes	—	—	—	—	—	—	3,904
Earnings Before Income Taxes	23,814	1,689	(906)	12,542	(17)	(23,923)	13,199
Interest Expense	1,966	5,247	217	—	12	(1,280)	6,162
Depreciation	8,260	327	646	388	385	3,328	13,334
Amortization	353	11,338	42	—	—	—	11,733
EBITDA	$34,393	$18,601	$(1)	$12,930	$380	$(21,875)	$44,428
Financial Advisory and Legal Costs	$—	$—	$—	$—	$—	$385	$385
Progressive-Related Transaction Costs	—	—	—	—	—	371	371
Restructuring Expenses	2,572	—	6	—	—	4,298	6,876
Regulatory Income	—	—	—	—	—	(1,200)	(1,200)
Retirement/Vacation Charges	—	—	—	—	—	9,094	9,094
Adjusted EBITDA	$36,965	$18,601	$5	$12,930	$380	$(8,927)	$59,954
1Other segment is primarily revenues attributable to (i) the RIMCO segment through the date of sale in January 2014, (ii) leasing space to unrelated third parties in the corporate headquarters building and (iii) several minor unrelated activities. The pre-tax losses or earnings in the Other segment are the net result of the activity mentioned above, net of the portion of corporate overhead not allocated to the reportable segments for management purposes.

Aaron's, Inc. and Subsidiaries
Non-GAAP Financial Information
Nine Months Segment EBITDA
(In thousands)
(Unaudited)

Nine Months Ended September 30, 2015
	Sales & Lease Ownership	Progressive	HomeSmart	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$113,983
Income Taxes	—	—	—	—	—	—	64,757
Earnings Before Income Taxes	132,079	44,761	239	37,218	2,007	(37,564)	178,740
Interest Expense	5,831	16,620	667	—	22	(6,025)	17,115
Depreciation	22,206	1,490	1,859	1,099	1,129	10,942	38,725
Amortization	1,150	19,763	21	—	—	—	20,934
EBITDA	$161,266	$82,634	$2,786	$38,317	$3,158	$(32,647)	$255,514

Nine Months Ended September 30, 2014
	Sales & Lease Ownership	Progressive	HomeSmart	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$56,139
Income Taxes	—	—	—	—	—	—	31,332
Earnings Before Income Taxes	111,806	1,366	(1,492)	38,173	441	(62,823)	87,471
Interest Expense	5,891	9,501	688	—	40	(2,946)	13,174
Depreciation	25,766	587	1,944	1,217	1,152	9,677	40,343
Amortization	1,458	21,037	249	—	—	—	22,744
EBITDA	$144,921	$32,491	$1,389	$39,390	$1,633	$(56,092)	$163,732
Financial Advisory and Legal Costs	$—	$—	$—	$—	$—	$13,661	$13,661
Progressive-Related Transaction Costs	—	—	—	—	—	6,638	6,638
Restructuring Expenses	4,836	—	6	—	—	4,298	9,140
Regulatory Income	—	—	—	—	—	(1,200)	(1,200)
Retirement and Vacation Charges	—	—	—	—	—	9,094	9,094
Adjusted EBITDA	$149,757	$32,491	$1,395	$39,390	$1,633	$(23,601)	$201,065
1Other segment is primarily revenues attributable to (i) the RIMCO segment through the date of sale in January 2014, (ii) leasing space to unrelated third parties in the corporate headquarters building and (iii) several minor unrelated activities. The pre-tax losses or earnings in the Other segment are the net result of the activity mentioned above, net of the portion of corporate overhead not allocated to the reportable segments for management purposes.

Reconciliation of 2015 Projected Guidance for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2015
	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$1.79	$1.99
Add Projected Progressive-Related Intangible Amortization Expense	.23	.23
Projected Non-GAAP Earnings Per Share Assuming Dilution	$2.02	$2.22